PRESS RELEASE

                                  Contact: Fred G. Kowal
                                           President and Chief Operating Officer
                                           (973) 748-3600
American Bancorp of New Jersey, Inc.
American Bank of New Jersey
365 Broad Street
Bloomfield, NJ  07003-2798

NASDAQ National Market "ABNJ"              For Immediate Release
                                           ---------------------
                                           November 23, 2005

                 AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
                              FISCAL 2005 EARNINGS

Bloomfield, New Jersey - November 23, 2005 - American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) ("American") announced today earnings of $2.0 million for the year ended September 30, 2005 as compared to $2.2 million for the year ended September 30, 2004. Basic and diluted earnings per share for the year ended September 30, 2005 were $0.38 and $0.37, respectively. By comparison, both basic and diluted earnings per share for the prior year ended September 30, 2004 were $0.40.

The Company's net interest spread remained constant for both years at 2.28% while its net interest margin was also unchanged at 2.60% for both years. A 15 basis point improvement in the yield on interest-earning assets for fiscal 2005 was matched by an equivalent increase in the cost of interest-bearing liabilities. Average interest-earning assets grew by $36.9 million to $425.9 million for fiscal 2005, while average interest-bearing liabilities grew by $36.3 million to $372.6 million.

For the year ended September 30, 2005, loans receivable, net increased 10.4% to $341.0 million from $309.0 million at September 30, 2004. Total gross loan balances, excluding loans held for sale, net deferred loan costs and the allowance for loan loss, grew $32.0 million or 10.3%. The growth was primarily comprised of net increases in multi-family and commercial real estate loans totaling $15.4 million coupled with net increases in one-to-four family mortgages totaling $15.5 million. Additional components of the net change in gross loan balances included increases in home equity loans of $2.7 million and net increases in commercial and consumer loans totaling $304,000. This growth was offset by a decline in the disbursed balance of construction loans totaling $1.9 million.

Deposits increased by 5.6% to $340.9 million at September 30, 2005 from $322.7 million at September 30, 2004. Certificates of deposit increased $34.8 million to $152.8 million while savings deposits decreased by $20.1 million to $123.3 million. Checking deposits, including demand, NOW and money market checking accounts, increased $3.6 million to $64.8 million.

Overall growth in loans and deposits contributed significantly to a $956,000, or 9.5%, improvement in net interest income. However, improvements in net interest income were more than offset by higher noninterest expense which increased by $1.3 million, or 16.5%. Noninterest expense grew primarily as a result of a $1.1 million, or 22.5%, increase in salaries and benefits expense and a $346,000, or 37.5%, increase in other noninterest expense which includes legal, professional and consulting fees.

A significant portion of the increase in salaries and benefits expense was attributable to a charge of $444,000 resulting from restructuring the Bank's director retirement plan. Salaries and wages including bonus and payroll taxes, also increased $324,000 or 9.3% due, in part, to executive and lending staffing additions coupled with overall annual increases in employee compensation. Additionally, salaries and benefits costs increased $207,000 due to the implementation of a restricted stock plan during the current fiscal year.

The overall increase in other non interest expense was attributable to several factors. Legal fees increased $129,000 to $234,000 for the year ended September 30, 2005 from $105,000 for the same period in 2004. A portion of the increase in legal fees was attributable to matters presented to shareholders at the Company's annual meeting held January 20, 2005. Additionally, professional and consulting fees, including auditing and accounting fees, increased $132,000 to $274,000 for the year ended September 30, 2005 as compared to the same period in 2004. A portion of this increase was attributable to the Company's operation as a public company including implementation costs associated with the
Sarbanes-Oxley Act of 2002. Other comparative increases in both legal and professional and consulting fees were attributable to ongoing evaluation and implementation of growth and diversification strategies relating to the execution of the Company's business plan.

At September 30, 2005, stock subscriptions totaling $115.2 million were held in overnight investments pending completion of American's stock offering in connection with the second-step conversion of American Savings, MHC from the mutual holding company form of organization to a full stock corporation. Upon closing of the offering on October 5, 2005, $33.7 million of oversubscriptions were refunded and the remainder, less offering expenses, became capital of American. An additional $9.8 million of deposits were used to purchase shares in the Company's second-step conversion.

In total, American sold 9,918,750 shares in the conversion at $10.00 per share including the 793,500 shares sold to the Company's employee stock ownership plan. Additionally, each share of common stock held by the public stockholders of ASB Holding Company, the former middle-tier stock holding company, was converted into 2.55102 shares of common stock of American, resulting in an aggregate of 4,250,719 exchange shares issued. Together, the conversion and exchanged shares comprise 14,169,469 ABNJ shares now outstanding. American's common stock began trading on the NASDAQ National Market under the symbol "ABNJ" on October 6, 2005.

Upon closing the second-step conversion of American Savings, MHC on October 5, 2005, ASB Holding Company ceased to exist and was replaced by American Bancorp of New Jersey, Inc. as the holding company of American Bank of New Jersey, a federally chartered stock savings bank which conducts business from its main office in Bloomfield, New Jersey and one branch office in Cedar Grove, New Jersey. The earnings for the fiscal year ended September 30, 2005 reported by American are those of ASB Holding Company.

The foregoing material contains forward-looking statements concerning our financial condition, results of operations and business. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.